EXHIBIT 99(a)


[XL CAPITAL LOGO OMITTED]

                                                           XL CAPITAL LTD
                                                           XL House
                                                           One Bermudiana Road
                                                           P. O. Box HM 2245
                                                           Hamilton HM JX
                                                           Bermuda

                                                           Phone: (441) 292-8515
                                                           Fax:   (441) 292-5280


NEWS RELEASE

Contact:     Gavin R. Arton                            Roger R. Scotton
             Investor Relations                        Media Contact
             (441) 294-7104                            (441) 294-7165

          XL CAPITAL LTD ANNOUNCES PLAN TO OFFER EQUITY SECURITY UNITS

HAMILTON, BERMUDA, March 16, 2004 -- XL Capital Ltd ("XL" or the "Company") (NYSE: XL) announced today that it currently plans to raise approximately $750,000,000 in capital from an offering of equity security units consisting of
(i) forward purchase contracts to purchase, and XL to issue, its ordinary shares and (ii) debt securities, pursuant to XL's currently effective shelf registration statement. The Company intends to use the net proceeds from the sale of the equity security units for general corporate purposes.

As part of the transaction, XL expects to offer approximately 30 million equity security units with a stated amount of $25 per unit. XL expects to grant the underwriters an over-allotment option to purchase up to approximately 3 million additional equity security units at the offering price.

The underwriters for XL's equity security unit offering are Goldman, Sachs & Co., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. Full details of the offering, including a description of the equity security units and certain risk factors related to the equity security units, are contained in a prospectus supplement dated today and available through the underwriters.


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This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the equity security units or any other securities, nor will there be any sale of the equity security units or any other securities in any state or jurisdiction in which such offer, solicitation or sale is not permitted.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. As of December 31, 2003, XL Capital Ltd had consolidated assets of approximately $40.8 billion and consolidated shareholders' equity of approximately $6.9 billion. More information about XL Capital Ltd is available at www.xlcapital.com.